As filed with the Securities and Exchange Commission on June 5, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VANDA PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	03-0491827
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2200 Pennsylvania Avenue NW
Suite 300E
Washington, DC 20037
(Address of principal executive offices) (Zip Code)

VANDA PHARMACEUTICALS INC. AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Mihael H. Polymeropoulos, M.D.
Chief Executive Officer
Vanda Pharmaceuticals Inc.
2200 Pennsylvania Avenue, N.W., Suite 300E
Washington, D.C. 20037
(Name and address of agent for service)
(202) 734-3400
 (Telephone number, including area code, of agent for service)

Copies to:

Gregg A. Griner, Esq.
Albert Vanderlaan, Esq.
Orrick, Herrington & Sutcliffe LLP
222 Berkeley Street, Suite 2000
Boston, MA 02116
Telephone: (617) 880-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

PART II

Information Required in the Registration Statement
Item 3.    Incorporation of Documents by Reference
Vanda Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(a)The Registrant’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024;
(b)(1) The Registrant’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2025;
(2) The Registrant’s Current Reports on Form 8-K filed with the SEC on February 20, 2025 and June 5, 2025, in each case only to the extent filed and not furnished; and
(c) The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-51863 on Form 8-A filed with the SEC on March 28, 2006, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel
Not applicable.
Item 6.    Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that directors or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL, (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, any action by or in the right of the corporation.
Section 145 of the DGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative (collectively, “Proceedings”), if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of such expenses if the person seeking indemnification has been found liable to the corporation.

Additionally, among other things, Section 145 of the DGCL generally:
•requires indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors and certain officers, and permits the same for other employees and agents, to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding or in defense of any claim, issue or matter therein (whether brought by a third party or by or on behalf of the corporation);
•permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified;
•provides that it is not exclusive of other indemnification and advancement of expenses that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise; and
•provides that a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.
Article VII of the Registrant’s amended and restated certificate of incorporation contains provisions providing for limitations of director, but not officer, liabilities for monetary damages for breach of fiduciary duties except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit, and further provides that any amendment to or repeal of such Article shall not adversely affect any right of indemnification or limitation of liability relating to acts or omissions occurring prior to such repeal or modification.
Section 6.1 of the Registrant’s bylaws requires indemnification for anyone who is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, to the full extent permitted under the DGCL as it now exists or may hereafter be amended (solely to the extent such amendment permits the Registrant to provide broader indemnification rights than were permitted prior thereto) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the person’s heirs, executors and administrators; provided, however, that, the Registrant shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Registrant.
Additionally, directors and officers have the right under Section 6.2 of the bylaws to be paid expenses incurred in defending any such proceeding in advance of its final disposition, provided that any advancement of expenses incurred by such an individual in their capacity as a director or officer (but not in any other capacity) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.
Section 6.3 of the bylaws also provides that, subject to certain conditions, if a claimant successfully (in whole or in part) brings suit against the Registrant to recover the unpaid amount of an eligible claim for indemnification, such person shall be entitled to be paid the expense of prosecuting or defending such suit.
The Registrant has entered into form indemnification agreements with its directors and certain of its officers. Among other things, and subject to certain limitations, the form indemnification agreements provide for advancement and indemnification, within the bounds of Delaware law, for losses directors and officers may incur in connection with or arising out of the performance of their duties.
Section 6.5 of the bylaws also provides that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant accordingly maintains standard director and officer insurance policies which insure its directors and officers against certain liabilities.
The foregoing summaries are necessarily subject to the complete text of the referenced sections of the DGCL, the amended and restated certificate of incorporation, the bylaws, and the form indemnification agreements and are qualified in their entirety by reference thereto.

Item 7.    Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1
Form of Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.8 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-130759), as filed on March 17, 2006, and incorporated herein by reference).

4.2
Amended and Restated Bylaws of the Registrant, as amended and restated on October 2, 2024 (filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K (File No. 001-34186) on October 3, 2024 and incorporated herein by reference).

4.3
Specimen certificate representing the common stock of the Registrant (filed as Exhibit 4.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-130759), as filed on March 17, 2006, and incorporated herein by reference).

5.1*	Opinion and consent of Orrick, Herrington & Sutcliffe LLP.

10.1*	Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan, as amended effective as of June 5, 2025

10.2
Form of Restricted Stock Unit Award Agreement for U.S. Employees under the Amended and Restated 2016 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

10.3
Form of Restricted Stock Unit Award Agreement for Senior Management under the Amended and Restated 2016 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on May 8, 2025 and incorporated herein by reference).

10.4
Form of Restricted Stock Unit Award Agreement for Outside Directors under Amended and Restated 2016 Equity Incentive Plan, as amended (filed as Exhibit 10.3 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

10.5
Form of Restricted Stock Unit Award Agreement for UK Employees under the UK Sub Plan under Amended and Restated 2016 Equity Incentive Plan, as amended (filed as Exhibit 10.4 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

10.6
Form of Notice of Stock Option Grant and Stock Option Agreement for U.S. Employees under Amended and Restated 2016 Equity Incentive Plan, as amended (filed as Exhibit 10.5 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

10.7
Form of Notice of Stock Option Grant and Stock Option Agreement for Senior Management under Amended and Restated 2016 Equity Incentive Plan, as amended (filed as Exhibit 10.6 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

10.8
Form of Notice of Stock Option Grant and Stock Option Agreement for Outside Directors under Amended and Restated 2016 Equity Incentive Plan, as amended (filed as Exhibit 10.7 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

10.9
Form of Notice of Stock Option Grant and Stock Option Agreement for UK Employees under the UK Sub Plan under Amended and Restated 2016 Equity Incentive Plan, as amended (filed as Exhibit 10.8 to the Registrant’s quarterly report on Form 10-Q (File No. 001-34186) on November 9, 2023 and incorporated herein by reference).

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24*	Power of Attorney. Reference is made to page II-6 of this Registration Statement.

107*	Filing Fee Table

*	Filed herewith.

Item 9.    Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s Amended and Restated 2016 Equity Incentive Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C. on this 5th day of June, 2025.

Dated:	June 5, 2025	VANDA PHARMACEUTICALS INC.

		By:	/s/ Timothy Williams
		Name:	Timothy Williams
		Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Vanda Pharmaceuticals Inc., a Delaware corporation, do hereby constitute and appoint Mihael H. Polymeropoulos, M.D. and Timothy Williams, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mihael H. Polymeropoulos, M.D.	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	June 5, 2025
Mihael H. Polymeropoulos, M.D.

/s/ Kevin Moran	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 5, 2025
Kevin Moran

/s/ Richard W. Dugan	Lead Independent Director	June 5, 2025
Richard W. Dugan

/s/ Phaedra S. Chrousos	Director	June 5, 2025
Phaedra S. Chrousos

/s/ Stephen Ray Mitchell	Director	June 5, 2025
Stephen Ray Mitchell

/s/ Anne Sempowski Ward	Director	June 5, 2025
Anne Sempowski Ward

/s/ Tage Honoré	Director	June 5, 2025
Tage Honoré